Exhibit 77(e)(6)

April 29, 2011

Robert Connolly

Managing Director and General Counsel

BlackRock Advisors, LLC

c/o BlackRock Inc.

40 East 52nd Street

New York, NY 10022

Dear Mr. Connolly:

Pursuant to Section 1 of the Sub-Advisory Agreement dated February 2, 2007, as amended, between ING Investments, LLC and BlackRock Advisors, LLC, (the “Agreement”), we hereby notify you of our intention to modify the annual sub-adviser fee for ING BlackRock Science and Technology Opportunities Portfolio (the “Portfolio”) by aggregating the assets of the Portfolio with the assets of ING BlackRock Health Sciences Opportunities Portfolio, formerly, ING Wells Fargo Health Care Portfolio, a series of ING Investors Trust, effective April 29, 2011. Upon your acceptance, the Agreement will be modified to give effect to the foregoing by amending the Amended Schedule A of the Agreement. The Amended Schedule A, with the annual sub-advisory fees indicated for the Portfolio, is attached hereto.

Please signify your acceptance to the modification of the sub-adviser fee for the Portfolio by signing below where indicated.

Very sincerely,

/s/Todd Modic

Todd Modic
Senior Vice President
ING Investments, LLC

ACCEPTED AND AGREED TO:

BlackRock Advisors, LLC

By:	/s/Frank Porcelli
Name:	Frank Porcelli
Title:	Managing Director	, Duly Authorized

7337 E. Doubletree Ranch Rd. Suite 100 Scottsdale, AZ 85258-2034	Tel: 480-477-3000 Fax: 480-477-2744 www.ingfunds.com	ING Investments, LLC

AMENDED SCHEDULE A

with respect to the

SUB-ADVISORY AGREEMENT

between

ING INVESTMENTS, LLC

and

BLACKROCK ADVISORS, LLC

Series	Annual Sub-Adviser Fee (as a percentage of average daily net assets)
ING BlackRock Science and Technology Opportunities Portfolio[1]	0.50% on first $200 million of assets 0.425% on next $300 million of assets 0.40% on assets thereafter

1	For purposes of calculating fees under this Agreement, the assets of the Series shall be aggregated with the assets of ING BlackRock Health Sciences Opportunities Portfolio, formerly, ING Wells Fargo Health Care Portfolio, a series of ING Investors Trust, a registered investment company that is not a party to this Agreement. The aggregated assets will be applied to the above schedule and the resulting fee shall be prorated back to these two series and their respective Sub-Adviser based on relative net assets.

2